BINDLEY WESTERN INDUSTRIES, INC.



                                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 18, 1995





         The annual meeting of shareholders of Bindley Western Industries, Inc. will be held at the Conference Center, 10333 North Meridian Street, Indianapolis, Indiana, on Thursday, May 18, 1995, at 9:00 a.m., Indianapolis time, for the following purposes:

         (1) To elect ten directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

         (2) To approve or disapprove the appointment of Price Waterhouse as auditors for the Company for 1995; and

         (3)   To transact such other business as may come before the meeting.

         All shareholders of record at the close of business on April 7, 1995 will be eligible to vote.

         It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.







                                          Michael D. McCormick, Secretary

                        BINDLEY WESTERN INDUSTRIES, INC.

                              4212 West 71st Street
                           Indianapolis, Indiana 46268

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                                  May 18, 1995


         This statement is being furnished to shareholders on or about April 14, 1995 in connection with a solicitation by the Board of Directors of Bindley Western Industries, Inc. (the Company ) of proxies to be voted at the annual meeting of shareholders to be held at 9:00 a.m., Indianapolis time, Thursday, May 18, 1995, at the Conference Center, 10333 North Meridian Street, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice.

         At the close of business on April 7, 1995 the record date for the meeting, there were 10,895,893 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

         Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for Proposal 2. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 is subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether Proposals 1 and 2 will be approved.

         The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

         The Company intends to retain Corporate Investor Communications ( CIC ) to assist in the solicitation of proxies. CIC may contact various shareholders by telephone to solicit the return of their proxies. The fee to be paid to CIC is not expected to exceed $3,500. The cost of this solicitation of proxies will be borne by the Company.

                              ELECTION OF DIRECTORS

   Nominees

         Ten directors are to be elected at the meeting, each to hold office for a term of one year and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified below. Each of the nominees for director is presently a director. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

         Unless otherwise indicated in a footnote to the following table, the principal occupation of each nominee has been the same for the last five years, and such nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such nominee. William E. Bindley is the father of William F. Bindley II.

                                                                           Shares
                                                                        Beneficially    Percent
                                        Present                           Owned on      of Class
                                       Principal            Director     January 31,    (if more
            Name          Age          Occupation             Since         1995        than 1%)

   William E. Bindley (1) 54  Chairman of the Board, Chief    1970  3,087,918  (2)(3)     28.3%Executive Officer and
                              President of the Company
   Robert L. Koch II (4)  56  President, George Koch          1987     13,000  (5)         --
                              Sons, Inc. (manufacturer of
                              industrial painting systems)

   James K. Risk III (6)  53  President, Kirby Risk Supply    1987     11,817  (7)         --
                              Company, Inc. (electrical
                              supply company)

   K. Clay Smith  (8)     57  President, Underwood Machinery  1983      7,000  (9)        --
                              Transport, Inc. (transportation
                              company)

   J. Timothy McGinley    54  President, H.M.I., Inc.         1987     10,500  (9)        --
                              (real estate investment company)
   Michael D. McCormick   47  Executive Vice President,       1990    197,140  (2)(10)     1.8%
                              General Counsel and
                              Secretary of the Company

   William F. Bindley II  33  President, Heartland            1990     37,825  (11)       --
                              Films, Inc. (motion picture
                              production company)

   Thomas J. Salentine    55  Executive Vice President,       1990    240,983  (2)(12)     2.2%
                              Chief Financial Officer and






                              Treasurer of the Company
   Keith W. Burks         37  Executive Vice President        1993    147,700  (2)(13)     1.3%
                              of the Company

   Seth B. Harris         55  Retired Chairman of the Board   1994      5,000  (14)        ---
                              and President of Harris Wholesale
                              (wholesale pharmaceutical
                              distribution company)

   __________

   (1) Mr. Bindley also serves on the Board of Directors of Shoe Carnival, Inc., a shoe retailer.

   (2) Does not include shares of the Company's Common Stock subject to options which are not presently exercisable.

   (3) Includes presently exercisable stock options to purchase 42,925 shares granted by the Company.

   (4) Mr. Koch also serves on the Board of Directors of CNB Bancshares, Inc., a bank holding company and Southern Indiana Gas and Electric Company, a public utility.

   (5) Includes presently exercisable options to purchase 3,000 shares granted under the Company's Outside Directors Stock Option Plan. Mr. Koch shares voting and dispositive power with respect to 7,000 of the indicated shares with his wife or children.

   (6) Mr. Risk also serves on the Board of Directors of Marsh Supermarkets, Inc., a retail grocery chain.

   (7) Mr. Risk shares voting and dispositive power with respect to 681 of such shares with his wife or children. Includes presently exercisable options to purchase 4,000 shares granted under the Company's Outside Directors Stock Option Plan.

   (8) Mr. Smith also serves on  the Board of Directors of Marsh Supermarkets,
       Inc.

   (9) Includes presently exercisable options to purchase 4,000 shares granted under the Company's Outside Directors Stock Option Plan.

   (10) Includes presently exercisable stock options to purchase 190,500 shares granted by the Company.

   (11) Mr. W.F. Bindley II shares voting and dispositive power with respect to 14,825 of such shares with his spouse or minor child. Includes presently exercisable options to purchase 4,000 shares granted under the Company's Outside Directors Stock Option Plan.

   (12)  Includes   presently   exercisable    stock   options   to   purchase
         230,000 shares granted by the Company.

   (13) Includes presently exercisable stock options to purchase 143,000 shares granted by the Company.

   (14) Includes presently exercisable options to purchase 1,000 shares granted under the Company's Outside Directors Stock Option Plan.


       The Board of Directors recommends a vote FOR each of the nominees listed above.

   Meetings and Committees

       During 1994, the Board of Directors of the Company held five meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he served. The Board of Directors does not have a nominating committee. During 1992, the Company had a Stock Option Committee consisting of Messrs. W.E. Bindley, Koch and Risk. The Stock Option Committee administered the 1987 Stock Option and Incentive Plan of the Company and determined all grants thereunder. On October 23, 1992, the Board of Directors created a Compensation Committee consisting of Messrs. Koch, McGinley, Risk and Smith. The primary function of the Compensation Committee is to establish compensation policies and compensation for the Company's executive officers. On March 18, 1993, the Compensation Committee was redesignated as the Compensation and Stock Option Committee and it now administers all executive compensation and stock option plans of the Company. Mr. Harris became a member of such committee on May 19, 1994. The Compensation and Stock Option Committee met three times during 1994.

       The Board of Directors of the Company has an Audit Committee, the current members of which are Messrs. W.E. Bindley, Koch and Smith. The function of the Audit Committee is to meet with the independent accountants of the Company, to review the audit plan for the Company, to review the annual audit of the Company with the accountants together with any other reports or recommendations made by the accountants, to recommend whether the accountants should be continued as auditors for the Company and, if others are to be selected, to recommend those to be selected, to meet with the chief accounting officer for the Company and to review with him and the accountants for the Company the adequacy of the Company's internal controls, and to perform such other duties as shall be delegated to the Audit Committee by the Board of Directors. The Audit Committee met once during 1994.


   Section 16(a) Reporting

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten-percent shareholders are required to furnish the Company with copies of all
   Section 16(a) forms they file.

       Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1994, except for one Form 4 and a Form 3 filed delinquently by William F. Bindley II and Mr. Harris, respectively, all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with.

                 COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

   Summary Compensation Table

         The following table sets forth certain information regarding compensation paid during each of the Company's last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1994:

                                                          Long Term
                                                          Compensati
                                Annual Compensation           on

                                                Other       Awards
      Name and                                 Annual                 All Other
      Principal                      Bonus   Compensatio   Options   Compensatio
      Position      Year   Salary     (1)         n          (2)          n

    William E.      1994   $553,500  $231,17   $4,800(3)       150,000                $280,467(4)
    Bindley         1993    514,400        2     3,925           148,000                 289,473
    Chairman, Chief 1992    486,000  165,000       0                --                 298,868
    Executive                        165,000
   Officer and
   President
    Thomas J. Salentine    1994          $192,331    $176,501    $13,550(5)         60,000                $20,226(6)
    Executive Vice         1993           146,600     168,000     13,637            60,000                 20,690
    President and Chief    1992           135,000     165,000     15,075            60,000                 21,459
    Financial Officer

    Michael D. McCormick   1994          $185,750    $175,850    $13,813(5)         60,000                $19,609(7)
    Executive Vice         1993           143,100     165,000     14,162            60,000                 19,678
    President, General     1992           135,000     165,000     15,075            60,000                 19,785
    Counsel and Secretary
    Keith W. Burks         1994          $172,000    $175,136    $13,550(5)         60,000                $19,224(8)
    Executive Vice         1993           119,200     150,000     12,500            60,000                 19,309
    President              1992           105,000     140,000     15,075            60,000                 19,187

    Michael R. Visnich     1994          $127,022     $50,000    $     0            20,000                $15,829(9)
    President of Priority  1993           100,769      40,000          0            30,000                 9,562
    Healthcare             1992                --          --         --                --                    --
    Corporation                                                                                        (10)


   (1) Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

   (2)   Options to acquire  shares of Common Stock.   The Company has no  SAR
         plan and has never granted restricted stock awards.

   (3)   Represents an auto allowance of $4,800.

   (4) Consists of $12,000 in Company contributions to the Company s profit sharing plan, $18,000 in Company contributions under Mr. Bindley s deferred compensation arrangement described on page 7, $27,966 for the term insurance portion and $221,253 for the non-term insurance portion of the split-dollar life insurance plan described on page 8, and $1,248 in group life insurance premiums. The 1993 and 1992 amounts have been restated to include the non-term insurance portion of the aforementioned split-dollar life insurance plan.
   (5) Amounts indicated, in each case, represent an auto allowance of $4,800 and the balance a gift from William E. Bindley of Common Stock of the Company.

   (6) Consists of $18,867 in Company contributions to the Company s profit sharing plans and $1,359 in group life insurance premiums.

   (7) Consists of $18,867 in Company contributions to the Company s profit sharing plans and $742 in group life insurance premiums.
   (8) Consists of $18,867 in Company contributions to the Company s profit sharing plan and $457 in group life insurance premiums.

   (9) Consists of $12,000 in Company contributions to the Company s profit sharing plan and $409 in group life insurance premiums.

   (10)  Mr. Visnich was not employed by the Company during 1992.

         The Company does not have any employment agreements with its executive officers.

   Compensation of Directors

         During 1994, the Company paid directors who are not employees of the Company an annual retainer of $12,000 and a fee of $1,000 for each committee meeting or special meeting of the Board of Directors attended. Directors who are full-time employees do not receive any additional compensation for serving as directors or for attending meetings, but all directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings.

         On  March  29,  1991,  the  Board of  Directors  adopted,  subject to
   shareholder  approval,   an  Outside  Directors  Stock   Option  Plan  (the
    Directors Plan ). The shareholders approved the Directors Plan at the 1991 annual meeting. Pursuant to the Directors Plan, each Eligible Director is automatically granted an option to purchase 1,000 shares of common stock on June 1 of each year beginning 1991. The option price per share is 85% of the fair market value of one share of Common Stock on the date of grant. The option becomes exercisable six months following the date of grant and expires ten years following the date of grant. Options may be exercised by the holder only if he has been in continuous service on the Board of Directors at all times since the grant of the option. There are currently six Eligible Directors - Messrs. Koch, Risk, Smith, McGinley, Harris and W.F. Bindley. The Eligible Directors are not eligible for grants or awards under any other stock, bonus or benefit plans of the Company.


   Profit Sharing Plan

         The Company and its subsidiaries maintain a qualified profit sharing plan ( Profit Sharing Plan ) for eligible employees of the Company and its subsidiaries. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1 or July 1 after having completed at least one year of service (as defined in the Profit Sharing
   Plan) and having reached age 21.

         The annual contribution of the Company and its subsidiaries to the Profit Sharing Plan is the lesser of (i) the total Formula Contributions for the year of those Participants who are employed on the last day of the year or (ii) 10% of consolidated net income for the year, limited by the amount deductible for federal income tax purposes. A Participant's Formula Contribution is 8% of his or her compensation for the year. The employer contribution for a year is allocated among Participants employed on the last day of the year in proportion to their relative Formula Contributions for the year. Subject to limitations imposed by the Internal Revenue Code, a participant may, in addition to receiving a share of the employer contribution, have a whole percentage (ranging from 1% to 13%) of his or her compensation withheld from pay and contributed to the Profit Sharing Plan. Beginning in 1990, subject to applicable Internal Revenue Code requirements, employees may make rollover contributions to the Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

         A participant's interest in amounts withheld from his or her pay and contributed to the Profit Sharing Plan, in rollover contributions and in the earnings on those amounts are fully vested at all times. A participant's interest in employer contributions made on his or her behalf and the earnings on those contributions become 20% vested after three years of service and an additional 20% vests during each of the next four years. A participating employee's interest in employer contributions made on his or her behalf and the earnings on those contributions will also become fully vested when the employee reaches age 65, dies, or becomes totally disabled.

         All contributions to the Profit Sharing Plan are paid in cash to an Indianapolis bank, as trustee, and are invested by the trustee until distributed to participants or their beneficiaries. Beginning July 1, 1991, Profit Sharing Plan participants are permitted to direct the trustee as to the investment of their accounts by choosing among several different investment funds that are offered under the Profit Sharing Plan, including one fund consisting of Common Stock of the Company. Participants may elect to invest in one fund or a combination of the available funds according to their own investment goals. If a participant does not make an investment election, his or her Profit Sharing Plan accounts will be invested in a fund designated by the Company.

         Except in certain cases of financial hardship, a participant (or his or her beneficiary) receives distributions from the Profit Sharing Plan only at death, retirement, or termination of employment. At that time, the value of a participant's interest in the Profit Sharing Plan is distributed to him or her.

         Effective January 1, 1994, the Company adopted a new plan document, the terms and conditions of which are essentially the same as the prior plan document, except in the following respects: (a) the Company's contribution is discretionary instead of mandatory; (b) participants' forfeitures are used to reduce the Company's contribution instead of being allocated pro rata among the remaining participants; (c) the type and number of investment alternatives available for participants; and (d) the entry dates for new participants now include April 1 and October 1. Generally, the new plan is considered an improvement in terms of administration, costs and participant access.


   Nonqualified Deferred Compensation Arrangements

         On December 9, 1994, the Company established the Bindley Western Industries, Inc. 401(k) Excess Plan ( 401(k) Excess Plan ) and the Bindley Western Industries, Inc. Profit Sharing Excess Plan ( Profit Sharing Excess Plan ), both of which are non-qualified deferred compensation plans for a select group of executive employees. The four executives currently eligible to participate in the plans are Messrs. Bindley, McCormick, Salentine, and Burks. The Profit Sharing Excess Plan was established to compensate the eligible executives for the effect of a new Internal Revenue Code limitation on the contributions made on their behalf to the Company's Profit Sharing Plan. The 401(k) Excess Plan is designed to permit the eligible executives to save for retirement on a pre-tax basis beyond the extent permitted under the Profit Sharing Plan's 401(k) feature.

         Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 ( OBRA 93") reduced the amount of an employee's compensation that could be taken into account in determining contributions or benefits under a qualified pension or profit sharing plan. Under the Profit Sharing Excess Plan, for each year that an executive is in the plan, the Company will credit to the executive's account an amount designed to be equal to the difference between (1) the contribution that the Company may lawfully make on the executive's behalf to the Profit Sharing Plan for the year, and
   (2) the amount that the Company could have contributed to the Profit Sharing Plan for the executive for that year had OBRA 93 not reduced the compensation limitation. The Profit Sharing Excess Plan also provides for an additional annual contribution on behalf of Mr. Bindley. This additional contribution for Mr. Bindley was formerly provided under a separate deferred compensation agreement between Mr. Bindley and the Company. That arrangement has now been terminated, and the amounts accumulated in Mr. Bindley's account under that arrangement have been transferred to his account under the Profit Sharing Excess Plan.

         The 401(k) Excess Plan permits the eligible executives voluntarily to defer portions of their pre-tax salary and bonus beyond what they can now defer under the 401(k) feature of the Profit Sharing Plan. Under the 401(k) Excess Plan, an eligible executive may elect to defer up to 100% of those portions of his salary and bonus that he is not able to defer under the Profit Sharing Plan.

         Amounts credited to an executive's account under the Profit Sharing Excess Plan are deemed to bear interest each year at an annual rate equal to the rate of return of the Standard & Poor 500 Index for the year. With respect to amounts deferred under the 401(k) Excess Plan, each executive, at the time he makes his deferral election for the coming year, may designate the investment option or options (from among those available under the Profit Sharing Plan) to serve as the measure of the investment earnings and losses on the executive's deferrals for the year. Under both plans, a participating executive may choose the form in which his benefits will be paid to him or his beneficiary upon his retirement or death. The three options available are a single lump sum payment, quarterly installment payments for a specified period of up to 15 years, and annual installment payments over a specified period up to 15 years.

         The Company's contributions under the Profit Sharing Excess Plan and amounts deferred under the 401(k) Excess Plan are deposited in separate
   trusts.   Each  trust is  what is commonly referred  to as  a  rabbi trust arrangement, pursuant to which the assets of the trust are subject to the claims of the Company's general creditors in the event of the Company's insolvency. The trust assets are invested by the trustee in accordance with written investment guidelines submitted to the trustee from time to time by the Compensation and Stock Option Committee of the Board of Directors.


   Split Dollar Life Insurance

         The Company and a family trust created by William E. Bindley established in December 1992 a split-dollar life insurance arrangement on the life of Mr. Bindley. The life insurance policy provides coverage in the amount of $7 million. The trust pays premiums on the policy as if it were a one year term life policy. The Company pays the excess premiums. In addition, the Company pays to Mr. Bindley an annual bonus in an amount sufficient to cover the premiums paid by the trust and the tax liability on the bonus.

         At the earlier of Mr. Bindley s death or December 16, 2007, the Company will be reimbursed for all premiums paid by it. In the event of Mr. Bindley s death, the balance of the proceeds of the policy would be paid to the trust established by Mr. Bindley and used to purchase Common Stock of the Company from Mr. Bindley's estate. The first year's premium on the policy was $404,350, of which $390,910 was paid by the Company on January 25, 1993. The second year's premium on the policy was $404,350, of which $389,720 was paid by the Company on December 15, 1993. The third year s premium on the policy was $404,350, of which $388,530 was paid by the Company on December 14, 1994.

         The Company also purchased a $13 million term life insurance policy on the life of Mr. Bindley in June 1993. The Company is both the owner and beneficiary of the policy. The first year's premium on the policy of $23,060 was paid by the Company on June 4, 1993. The second year s premium on the policy of $27,610 was paid by the Company on May 31, 1994.


   Termination Benefits Agreements

         Effective December 31, 1992, the Company entered into a Termination Benefits Agreement with each of William E. Bindley, Thomas J. Salentine, Michael D. McCormick, George E. Maloof and Keith W. Burks (the Named Executive Officers ). The purpose of the agreements is to encourage them to remain with the Company by assuring them of certain benefits in the event of a Change in Control of the Company. Effective February 28, 1994, Mr. Maloof retired and is no longer subject to a Termination Benefits Agreement.

         The Termination Benefits Agreements provide for payments to the Named Executive Officers upon the occurrence of certain events. Each Termination Benefits agreement has a term of three years and is automatically extended annually for an additional one-year period unless notice is given by the Company or the Named Executive Officer. The Termination Benefits Agreements are designed to protect the Named Executive Officer against termination of his employment following a Change in Control of the Company. For purposes of the Termination Benefits Agreement, Change in Control is broadly defined to include, among other things, the acquisition by a person or group of persons of twenty-five percent (25%) or more of the combined voting power of the stock of the Company, the replacement of a majority of the current Board of Directors, the approval by the shareholders of the Company of a reorganization, merger or consolidation or the approval by shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

         Following a Change in Control, the Named Executive Officer is entitled to the benefits provided by the Termination Benefits Agreement in the event his employment is terminated for any reason other than his death, his disability, his normal retirement or is terminated by the Company for cause.

         In addition, the Named Executive Officer is entitled to the benefits of the Termination Benefits Agreement if after a Change in Control, the Named Executive Officer terminates his employment with the Company in response to certain actions by the Company which include, among other things, a substantial reduction in the duties or responsibilities of the Named Executive Officer, a reduction in the level of salary payable to the Named Executive Officer, the failure by the Company to continue to provide the Named Executive Officer with benefits substantially similar to those previously provided to the Named Executive Officer, the required relocation of the Named Executive Officer, or the breach by the Company of any of the provisions of the Termination Benefits Agreement.

         Upon termination of employment, a Named Executive Officer who is entitled to the benefits payable under the Termination Benefits Agreement shall receive within thirty (30) days following the termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, the Named Executive Officer shall be entitled to a lump-sum payment of an amount equal to 2.9 times the Named Executive Officer's average annual compensation paid by the Company to the Named Executive Officer for the past five years.


   Stock Options

         On June 27, 1983, the Company's Board of Directors and the then sole shareholder approved two stock option plans, a nonqualified stock option plan (the Nonqualified Plan ) and an incentive stock option plan (the ISO Plan ). The Nonqualified Plan and the ISO Plan reserve 200,000 and 300,000 shares, respectively, of Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) for issuance pursuant to the exercise of options granted by the Board of Directors. The Plans are administered by the Board of Directors. At the 1987 annual meeting of shareholders, the shareholders of the Company approved the 1987 Stock Option and Incentive Plan (described below) and, as a result, no further awards will be made under the ISO Plan or the Nonqualified Plan.

         On March 21, 1987, the Board of Directors adopted, subject to shareholder approval, the 1987 Stock Option and Incentive Plan (the 1987 Plan ). The shareholders approved the 1987 Plan at the 1987 annual meeting of shareholders and amended it at the 1989, 1990, 1991 and 1994 annual meetings of shareholders. The 1987 Plan reserves for issuance 2,000,000 shares of Common Stock pursuant to incentive awards granted by the Stock Option Committee of the Board of Directors (the Option Committee ) which administers the 1987 Plan. The 1987 Plan provides for the grant to officers and other key employees of the Company or its subsidiaries of incentive awards in the form of stock options or restricted stock. Stock options granted under the 1987 Plan may be either options intended to qualify for federal income tax purposes as incentive stock options or options not qualifying for favorable tax treatment ( nonqualified stock options ).

         On May 20, 1993, the Company's shareholders approved the 1993 Stock Option and Incentive Plan (the 1993 Plan ) and amended it at the 1994 annual meeting of shareholders. The 1993 Plan reserves for issuance 1,500,000 shares of the Company's Common Stock for sale or award to officers and key employees (including any such officer or employee who holds at least 10% of the Company's outstanding Common Stock) as stock options or restricted stock. As a result of the adoption of the 1993 Plan, no further awards will be made from the shares of Common Stock that remained available for grants under the 1987 Plan.

                                             Option Grants in Last Fiscal Year

                                      Individual Grants

                            Number of Shares     % of Total
                  Subject to      Options Granted                                       Grant Date
                                Options        to Employees in     Exercise                         Present Value
             Name               Granted          Fiscal Year        Price       Expiration Date          (1)

   William E.         7,500(2)         1.1%     $14.575 December 8,           $30,825
    Bindley          142,500(4)        20.1%     $13.250 1999           (3)
                                                       December 8,            994,650
                                                                              2004           (5)

   Thomas J.         60,000(6)         8.5%     $13.250 December 8,            418,800
    Salentine                                           2004           (5)
   Michael D.        60,000(6)         8.5%     $13.250 December 8,            418,800
    McCormick                                           2004           (5)

   Keith W. Burks    60,000(6)         8.5%     $13.250 December 8,            418,800
                                                                              2004           (5)

   Michael R.        20,000(7)        2.5%     $13.250 December 8,            139,600
    Visnich                                             2004           (5)



   (1) The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock exceeds the exercise price on the date of exercise.

   (2) Incentive stock options granted at 110% of the fair market value of the stock on the date of grant. The options are exercisable on or after December 9, 1995 and expire five years after the date of grant.

   (3) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 7.65%, an option term of five years, a dividend yield of .60%, a stock volatility of .2342% and no adjustments for nontransferability or risk of forfeiture.

   (4)   Nonqualified stock options  granted at 100% of the fair  market value
         of the stock on  the date of grant.   The options are  exercisable at
         the rate of 25% per year, beginning on December 9, 1995.

   (5) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 7.88%, an option term of ten years, a dividend yield of .60%, a stock volatility of .2342% and no adjustments for nontransferability or risk of forfeiture.

   (6) Consists of 7,500 shares of incentive stock options and 52,500 shares of nonqualified stock options, both granted at 100% of fair market value on the date of grant. The incentive stock options are exercisable on or after December 9, 1995 and the nonqualified stock options are exercisable at the rate of 25% per year, beginning December 9, 1995.

   (7) Consists of 7,500 shares of incentive stock options and 12,500 shares of nonqualified stock options, both granted at 100% of fair market value on the date of grant. The incentive stock options are exercisable on or after December 9, 1995 and the nonqualified stock options are exercisable at the rate of 25% per year, beginning December 9, 1995.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                             Value of Unexercised
                                                         Number of Unexercised        In-The-Money Options
                                                          Options at Year-End            at Year-End (2)SharesValue
                            Acquired on    Realized                 Unexercisabl                Unexercisabl
             Name            Exercise        (1)       Exercisable        e        Exercisable        e

   William E.         ---       ---      42,925   255,075 $162,615  $747,863
   Bindley
   Thomas J.          ---       ---     230,000    99,0001,144,220  291,000
   Salentine

   Michael D.         ---       ---     190,500    99,000  775,605  291,000
   McCormick
   Keith W. Burks    1,000    $3,205    143,000    99,000  485,055  291,000

   Michael R.         ---       ---      13,500    36,500   54,000  111,000
   Visnich



   (1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

   (2) The closing price for the Company's Common Stock as reported by the NASDAQ National Market System on December 31, 1994 was $15.50. Value is calculated on the basis of the difference between the Common Stock option exercise price and $15.50 multiplied by the number of In-the-Money shares of Common Stock underlying the option.


   Certain Transactions

         The Company leases its Indianapolis facility from a limited partnership, the general partner of which is W.E. Bindley. The lease has a remaining term of three years and three months and provides for a minimum rent payment of $111,000 per year. The Company believes that the terms of the lease are at least as favorable as could be obtained from an unrelated third party.


   Compensation   and   Stock  Option   Committee   Interlocks   and   Insider
   Participation

      On March 18, 1993, the Board of Directors established the Compensation and Stock Option Committee (the Committee ) to approve compensation and stock option grants for the Company's executive officers. The Committee members are Robert L. Koch, J. Timothy McGinley, James K. Risk, K. Clay Smith and Seth B. Harris. None of the Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company. As used throughout this report, the term executive officers refers to William E. Bindley, CEO, Chairman, and President; Keith W. Burks, Executive Vice President; Michael D. McCormick, Executive Vice President and General Counsel; Thomas J. Salentine,
   Executive Vice President and Chief Financial Officer; and Michael R. Visnich, President of Priority Healthcare Corporation, which became a wholly owned subsidiary of the Company on June 23, 1994.


   Committee Report On Executive Compensation

       Prior to October 23, 1992, the Company's Board of Directors oversaw executive compensation and stock option grants for the Company's executive officers. The Company's established practice with respect thereto has been to (a) conduct annual merit reviews in May of each year, to become effective June 1, (b) grant stock options on the second Friday of each December, and (c) approve annual bonuses payable, in whole or part, during December or the following January or March. Because the Committee was not established until March 18, 1993, however, its role in 1993 was limited to approving the CEO's June 1 increase in base compensation and the December 1993 stock option grants and annual bonuses for all the executive officers. The Committee applied the criteria discussed below to the June 1, 1994 annual merit reviews, the 1994 annual bonus amounts for the executive officers, and the December 9, 1994 stock option grants.

   Executive Compensation Policy

       The Company's overall compensation policy is designed to:

       1. Be competitive so that the Company can attract, reward, and retain the quality talent that is essential to its continued success.

       2. Motivate key employees through the use of incentive compensation programs, including annual bonuses and stock option grants.

       3. Treat all employees fairly and, at the same time, be cost effective.

       4. Foster teamwork within the Company so that all employees share in the rewards and risks of the Company.

       5. Offer executive officers the opportunity to achieve significant levels of ownership in the Company's stock so that their interest will be aligned with those of its shareholders.

       6.  Assure that all compensation will continue to be tax deductible.


   Cash Based Compensation

       Base Compensation. In making compensation decisions, the Committee's subjective review process primarily includes: (a) an analysis of executive compensation levels within the pharmaceutical and distribution industries at other publicly-traded companies of comparable size and stature by reviewing proxy statements and national compensation surveys and reports;
   (b) individual efforts and accomplishments within the Company, the pharmaceutical and distribution industries, and the community;
   (c) management experience and development; (d) team building skills consistent with the Company's best interests; and (e) base compensation paid to other executive officers within the Company. For the past three years, annual merit increases have averaged 10%. Certain executive officers have received greater base compensation increases corresponding to promotions and/or expanded responsibilities.

       The Committee's decision with respect to the 1994 base compensation was made after the annual merit review of the other executive officers was conducted by the CEO. At the July 21, 1994 meeting, the Committee authorized one time adjustments to the base salaries for Messrs. Burks, McCormick, and Salentine to bring them more in line with comparative executive compensation levels within the pharmaceutical and distribution industries. These adjustments, which included annual merit increases of 7.5%, averaged 49% and were made effective retroactively to June 1, 1994. Mr. Visnich's monthly salary was also increased 10% effective June 1, 1994.

       Annual  Bonus.   A portion of  the cash  compensation of  the executive
   officers  (and most  other  salaried employees)  consists of  annual  bonus payments under the Company's bonus pool. The bonus pool is approved annually by the Committee and the Board of Directors. For the past three years, the bonus pool has averaged $1,038,830. Allocation of the bonus pool to the executive officers (other than the CEO) is based on recommendations made by the Committee with input from the CEO. Allocation of the bonus pool to non-executive officers is generally based on
   recommendations  made   by  the  heads   of  the   Company's  divisions  or
   departments.

       The Committee gives equal consideration to the Company's overall performance and the executive officer's performance for the specific areas of the Company under his or her direct control. This 50-50 balance supports the accomplishments of overall objectives and rewards individual contributions by the executive officers.

       At the December 9, 1994 meeting, the Committee elected to expand its previously reported measures of the Company's 1994 performance for purposes of establishing the annual bonuses for the executive officers by including 1994 comparisons to 1993 in the following areas: (a) net sales; (b) net DSD (Direct Store Delivery) sales; (c) operating cash flow; (d) operating earnings; (e) net pre-tax earnings; (f) net after-tax earnings; (g) shareholder equity; (h) primary earnings per share; and (i) December 31 closing stock price. Of these criteria, operating earnings were given the greatest weight and shareholders equity the least weight. If the 1994 operating earnings were at least 10% greater than those in 1993 and if the percentage improvement of the other criteria averaged at least 10%, the Committee agreed to approve 1994 bonuses to Messrs. Bindley, Burks, McCormick, and Salentine such that the combination of salary and bonus equalled 5.15% of operating earnings for 1994. On March 10, 1995, the Committee ratified the above noted bonuses to be paid during that month. These bonus amounts range from 42% to 102% of base compensation and averaged 69% for the named executive officers. In 1995, these executive officers will be eligible to receive an annual bonus of up to 80% of base compensation, depending on the Company's and individual's performance for that year.

       Because Priority Healthcare Corporation is a new company, Mr. Visnich's bonus was based on the subjective criteria for evaluating the individual's performance previously set forth in the discussion with respect to cash compensation plus Priority Healthcare Corporation's operating earnings and net sales as compared to pre-established targets. Based on a recommendation by the CEO, the Committee approved a bonus amounting to 39% of Mr. Visnich's base compensation to be paid during March 1995.

       The Committee deems such financial goals to be a valid measure of performance within the pharmaceutical and distribution industries and consistent with the Company's best interests. Discretionary adjustments by the Committee are possible should unforeseen or uncontrollable events occur during the course of the year.

       The Committee's intent is to make the executive officers total cash compensation package (base compensation plus annual bonus) competitive with other publicly-traded companies of comparable size and stature within the pharmaceutical and distribution industries. Based on its analysis of total cash compensation for similar executive officers within the pharmaceutical and distribution industries, the Committee has determined the Company's cash compensation for its executive officers to be competitive with respect to the Company's relative position within the industry.

   Equity Based Compensation

       The Committee believes that equity compensation, in the form of stock options, is an important element of performance based compensation of executive officers. By granting stock options, the Committee will continue the Company's long-standing practice of increasing management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive for key employees to remain with the Company for the long term because the options are not immediately exercisable and, if not exercised, are forfeited if the employee leaves the Company before retirement.

       Consistent with the above philosophy, the Committee, based on input from the CEO, approved the granting of stock options to 190 key employees on December 9, 1994. For the executive officers (other than the CEO) the Committee considered: (a) the CEO's input; (b) the Company's long-standing practices with respect to stock option grants; (c) the objective criteria for evaluating the Company's performance previously set forth in the discussion with respect to cash compensation; (d) subjective criteria with respect to individual performance, including individual efforts and accomplishments, experience, and team building skills; and (e) the number of stock option grants to other executive officers within the Company. Other than the CEO, no executive officer was granted more stock options in 1994 than in 1993. The CEO, who was not eligible to receive stock options until 1993, was granted 2000 more options in 1994 than in 1993.


   Compensation of William E. Bindley, Chairman, Chief Executive Officer, and President

       Mr. Bindley's cash compensation is based on the same factors as the other executive officers. As reflected in the Summary Compensation Table on page 5, Mr. Bindley's base compensation is 7.7% greater in 1994 than 1993 and, when adjusted for income attributable to the premiums and taxes on the split dollar life insurance policy described on page 8, his total cash compensation was equal to 2.17% of the Company's 1994 operating earnings. The Committee's decision to increase Mr. Bindley's cash compensation was based on the subjective and objective criteria previously set forth in the discussion with respect to cash compensation, including Mr. Bindley's leadership during a year in which the Company posted record sales and earnings and completed two acquisitions despite the most competitive market in the Company's history.

       On May 20, 1993, the Company's shareholders approved the 1993 Stock Option and Incentive Plan. As a result, Mr. Bindley also participated in the equity based compensation program for the first time in the Company's history. By employing the subjective and objective criteria previously set forth in the discussion with respect to cash and equity based compensation, the Committee granted Mr. Bindley the stock options shown in the Option Grants In Last Fiscal Year table on page 10.

       It is the Committee's view that Mr. Bindley's total compensation package for 1994 was based on an appropriate balance of (a) individual performance, (b) Company performance, and (c) other CEO compensation packages within the pharmaceutical and distribution industries.


   Employment and Severance Agreements

       Mr. Maloof was paid his regular cash compensation for the two-month period preceding his retirement on February 28, 1994. He was not paid a cash bonus or granted stock options in December 1993 or 1994. Effective March 1, 1994, Mr. Maloof became a sales and marketing consultant to the Company for one year. His annual fee approximates one month's salary and benefits costs prior to his retirement. This agreement has been informally extended through February 28, 1996.

   Compensation and Stock Option Committee

                   Robert L. Koch
                   J. Timothy McGinley
                   James K. Risk
                   K. Clay Smith
                   Seth B. Harris

   Performance Graph

       The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the NASDAQ Market Index and the NASDAQ Index for Non-Financial Stocks for the years 1989 through 1994.

       Comparison of Five-Year Cumulative Total Return Among The Company,
          NASDAQ Market Index and NASDAQ Index for Non-Financial Stocks
      December 31 . . .     1989    1990    1991     1992     1993     1994

    NASDAQ Stock Market    100.00   84.92   136.28   158.58   180.93  176.92
    (U.S.)
    NASDAQ Non-Financial   100.00   88.03   141.75   154.92   177.61  170.30
    Stocks

    Bindley Western        100.00  118.14   163.95   121.67   115.19  150.48









                        [PERFORMANCE GRAPH APPEARS HERE.]








       Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

                             APPOINTMENT OF AUDITORS

       The appointment of Price Waterhouse as auditors for the Company during 1995 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Price Waterhouse is expected to be present at the meeting, will be given an opportunity to make a statement if he or she desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the audit committee of the Board of Directors.

       The Board of Directors recommends a vote FOR the appointment of Price Waterhouse.


                        PRINCIPAL OWNERS OF COMMON STOCK

       The following table sets forth the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company and by all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

     Name and Address of               Number of Shares            Percent
        Individual or                    Beneficially                 of
      Identity of Group                   Owned (1)                 Class

   William E. Bindley                     3,087,918                28.3%
   10333 N.  Meridian Street, Suite 300
   Indianapolis, Indiana  46290

   All directors and executive
   officers as a group (12 persons)       3,838,883(2)             33.1%
   __________

   (1) For information regarding the nature of the beneficial ownership of shares held by certain Directors, see Election of Directors--Nominees above.

   (2) Includes presently exercisable options to acquire 706,425 shares.



                  SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

       The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1996 Annual Meeting of Common Shareholders is December 15, 1995.
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                                    APPENDIX

                                   PROXY CARD

   BINDLEY WESTERN INDUSTRIES, INC.

            PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   I hereby appoint William E. Bindley and Michael D. McCormick, or either of them, my proxies, with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the annual meeting of common shareholders of said company, to be held at the Conference Center, 10333 North Meridian Street, Indianapolis, Indiana, on May 18, 1995, at 9:00 a.m., Indianapolis time, and at any adjournment, as follows:

   1. ELECTION OF DIRECTORS

      \  \ FOR all nominees listed below
           (except as marked to the contrary below)

      \  \ WITHHOLD AUTHORITY (to vote for all nominees listed below)

             William E. Bindley, Keith W. Burks, Robert L. Koch II,
               James K. Risk, III, Seth B. Harris, K. Clay Smith,
                   J. Timothy McGinley, Michael D. McCormick,
                   William F. Bindley, II, Thomas J. Salentine
        (INSTRUCTIONS:  To WITHHOLD authority to vote for any individual nominee, write that nominee's name on the space provided below)

        ________________________________________________________________


   2. PROPOSAL TO APPROVE THE APPOINTMENT OF PRICE WATERHOUSE, as auditors for the Company for 1995.


      \  \  FOR                   \  \  AGAINST                  \  \  ABSTAIN


   3. In their discretion, on any other matters that may properly come before the meeting.


   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

   Please sign exactly as your name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


   ______________________________               ______________________________
             Signature                               Signature if held jointly


                                               DATE ____________________, 1995

               Please mark, sign, date and return the proxy card promptly using the enclosed envelope.